Exhibit 99.3

Report of Independent Certified Public Accountants

The Board of Directors

Sunoco, LLC

We have audited the accompanying consolidated and combined financial statements of Sunoco, LLC (a Delaware Limited Liability Company), which comprise the consolidated and combined balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, equity, and cash flows for the years then ended, and the related notes to the consolidated and combined financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated and combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Sunoco, LLC as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Dallas, Texas

March 16, 2015

Sunoco, LLC

Consolidated and Combined Balance Sheets

(Dollars in millions)

	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash	$—	$—
Advances to affiliated companies	396	141
Accounts receivable, net	130	156
Accounts receivable, affiliated companies	54	—
Inventories (See Note 3)	276	466
Other current assets	41	30
Total current assets	897	793
Property, plant and equipment	441	402
Accumulated depreciation and amortization	(46)	(24)
	395	378
Intangible assets, net	186	190
Other non-current assets	2	1
Total assets	$1,480	$1,362
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$197	$248
Accounts payable, affiliated companies	141	60
Accrued and other current liabilities	193	189
Deferred income taxes, current portion	—	128
Total current liabilities	531	625
Deferred income taxes, non-current portion	—	168
Other deferred credits and liabilities	2	—
Total liabilities	533	793
Equity:
Members’ equity	947	569
Total equity	947	569
Total liabilities and equity	$1,480	$1,362

The accompanying notes are an integral part of these consolidated and combined financial statements.

Sunoco, LLC

Consolidated and Combined Statements of Comprehensive Income

(Dollars in millions)

	Years Ended December 31,
	2014	2013
Revenues:
Sales and other operating revenue	$12,720	$14,543
Sales to affiliates	2,907	3,079
Consumer excise taxes	1,715	1,719
Total revenues	17,342	19,341
Costs and expenses:
Cost of products sold (See Note 3)	11,100	11,767
Purchases from affiliates	4,229	5,447
Operating expenses	133	127
Consumer excise taxes	1,715	1,719
Selling, general and administrative	34	32
Depreciation and amortization	51	48
Total costs and expenses	17,262	19,140
Operating income	80	201
Gain (loss) on disposal of assets	2	(1)
Income before income tax expense	82	200
Income tax expense	45	66
Net income	$37	$134

The accompanying notes are an integral part of these consolidated and combined financial statements.

Sunoco, LLC

Consolidated and Combined Statements of Equity

(Dollars in millions)

Members’ Equity
Balance, December 31, 2012	$360
Contributions from Sunoco (See Note 7)	75
Net income	134
Balance, December 31, 2013	569
Contributions from Sunoco (See Note 7)	341
Net income	37
Balance, December 31, 2014	$947

The accompanying notes are an integral part of these consolidated and combined financial statements.

Sunoco, LLC

Consolidated and Combined Statements of Cash Flows

(Dollars in millions)

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$37	$134
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	51	48
Deferred income taxes	12	(9)
LIFO valuation adjustment	176	(3)
Net change in operating assets and liabilities:
Accounts receivable, net	26	153
Accounts receivable, affiliated companies	(54)	—
Inventories	14	37
Accounts payable	(51)	16
Accounts payable, affiliated companies	81	(48)
Accrued and other current liabilities	4	6
Other operating	(10)	1
Net cash provided by operating activities	286	335
Cash flows from investing activities:
Capital expenditures	(71)	(36)
Proceeds from dispositions	7	8
Net cash used in investing activities	(64)	(28)
Cash flows from financing activities:
Affiliates—Sunoco, Inc.	(222)	(307)
Net cash used in financing activities	(222)	(307)
Change in cash	—	—
Cash, beginning of period	—	—
Cash, end of period	$—	$—
Non-Cash Transactions:
Non-cash contribution (See Note 7)	$341	$75

The accompanying notes are an integral part of these consolidated and combined financial statements.

Sunoco, LLC

Notes to Consolidated and Combined Financial Statements

(Dollars in millions)

1. Operations and Organization:

Sunoco, LLC, a Delaware limited liability company, (the “Company,” “we” or “our”) is a wholly-owned subsidiary of ETP Retail Holdings, LLC (“Retail Holdings”) which is a subsidiary of Energy Transfer Partners, L.P. (“ETP”). The Company was formed by Sunoco, Inc. (“Sunoco”) on June 1, 2014, at which time Sunoco contributed certain retail assets (the “Contributed Assets”) of its subsidiaries to the Company. Pursuant to the contribution agreement, Sunoco contributed substantially all of its wholesale motor fuel distribution business which included:

•                  dealer, distributor and fuel supply agreements,

•                  fuel supply agreements to distribute motor fuel to Sunoco convenience stores and other retail fuel outlets,

•                  real property owned in fee,

•                  leases and subleases under which it was a tenant, and

•                  leases and subleases under which it was a landlord.

All of the Contributed Assets were recorded at Sunoco’s book value as this transaction is considered to be a reorganization of entities under common control. The Contributed Assets are qualifying for purposes of tax status determinations. Sunoco subsequently contributed its interest in the Company to Retail Holdings.

The Company is primarily engaged in the wholesale distribution of motor fuels to Sunoco and third parties across 26 states. Sunoco operates approximately 440 convenience stores and retail fuel outlets under the proprietary Sunoco brand, primarily in the east coast and southeast regions of the United States. The Company also distributes motor fuel to approximately 4,500 Sunoco-branded retail fuel outlets operated by third parties under long-term contracts. The Company also supplies approximately 400 other commercial customers on a spot or short-term contract basis.

2. Summary of Significant Accounting Policies:

Basis of Presentation and Principles of Consolidation

The consolidated and combined financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated and combined financial statements of the Company include accounts of all wholly-owned subsidiaries. Intercompany transactions have been eliminated in consolidation.

On October 5, 2012, Sunoco was acquired by Energy Transfer Partners, L.P. (“ETP”). As a result of this transaction, Sunoco became a consolidated entity of ETP and applied “push-down” accounting, which required its assets and liabilities to be adjusted to fair value on the closing date, October 5, 2012. The Contributed Assets were adjusted accordingly.

ETP management, along with the assistance of a third party valuation firm, determined the estimated fair value of its assets and liabilities as of the date of acquisition by ETP. The following table summarizes the final allocation of the assets and liabilities of the Company:

October 5, 2012
Current assets	$1,037
Property, plant and equipment	381
Intangible assets	184
Current liabilities	(1,070)
Total assets and liabilities	$532

The final allocation of the assets and liabilities attributed to the Company as of October 5, 2012 was determined based on the Company’s percentage of Sunoco consolidated assets and liabilities.

The accompanying consolidated and combined financial statements have been prepared in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements, and Staff Bulletin (“SAB”) Topic 1B., Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.

The accompanying financial statements reflect the Company and its subsidiaries beginning upon the formation of the Company; all prior periods reflect the Contributed Assets on a combined basis.

For the periods prior to the formation of the Company on June 1, 2014, the combined financial statements reflect the operations and financial position of the Contributed Assets. Certain expenses incurred by Sunoco are only indirectly attributable to the Contributed Assets. As a result, certain assumptions and estimates are made in order to allocate a reasonable share of such expenses to the Contributed Assets, so that the accompanying consolidated and combined financial statements reflect substantially all costs of doing business.

The Company has allocated various corporate overhead expenses to the Contributed Assets based on percentage of property, plant and equipment, cost of goods sold, margin and headcount. These allocations are not necessarily indicative of the cost that the Contributed Assets would have incurred by operating as an independent stand-alone entity. As such, the consolidated and combined financial statements may not fully reflect what the Contributed Assets’ financial position, results of operations and cash flows would have been had the Contributed Assets operated as a stand-alone company during the periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash

The Company considers cash and cash equivalents to include investments with original maturities of three months or less. As of December 31, 2014 and December 31, 2013, the Company held cash and restricted cash that, at times, may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

Accounts Receivable

The Company extends credit to customers after a review of various credit indicators. Depending on the type of customer and its risk profile, security in the form of prepayments, letter of credit or mortgages may be required. Management records reserves for bad debt by computing a proportion of average write-off activity over the past five years in comparison to the outstanding balance in accounts receivable. This proportion is then applied to the accounts receivable balance at the end of the reporting period to calculate a current estimate of what is uncollectible. The allowance computation may then be adjusted to reflect input provided by the credit department and business line managers who may have specific knowledge of uncollectible items. The credit department and business line managers make the decision to write off an account, based on understanding of the potential collectability.

Inventories

Fuel inventories are stated at the lower of cost or market. Fuel inventory cost is determined using the last-in, first-out method (“LIFO”). Under this methodology, the cost of fuel sold consists of actual acquisition cost, which includes transportation and storage costs. Such costs are adjusted to reflect increases or decreases in inventory quantities which are valued based on changes in the LIFO inventory layers.

At December 31, 2014 and 2013, a lower of cost or market adjustment was applied to fuel inventories due to a decline in commodity prices. The write down was calculated based upon current replacement costs. See Note 3 for additional information.

Property and Equipment

Property and equipment, including leasehold improvements, are carried at cost or at the fair value of the assets as of the acquisition date, if acquired as part of a business combination. Depreciation for financial reporting purposes is computed by the straight-line method over the shorter of estimated useful asset lives or lease terms of the respective assets.

Impairment of Long-lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An asset is considered impaired when the undiscounted estimated net cash flows expected to be generated by an asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the estimated value of the impaired asset.

Revenue Recognition

The Company derives its revenue from the sale of fuel. Revenue is recognized at the time of sale or when fuel is delivered to the customer.

Refined product exchange transactions, which are entered into primarily to acquire refined products of a desired quantity or at a desired location, are netted in cost of products sold in the consolidated and combined statements of operations.

Motor Fuel Taxes

Consumer excise taxes on sales of refined products are included in both revenues and costs and expenses in the consolidated and combined statements of operations, with no effect on net income.

Derivative Instruments and Hedging Activities

From time to time, the Company uses futures, forwards and other derivative instruments to hedge a variety of price risks. Such derivative instruments are used to achieve ratable pricing to convert certain expected refined product purchases to fixed or floating prices, to lock in what the Company considers to be acceptable margins for various refined products.

While all of these derivative instruments represent economic hedges, these derivatives are not designated as hedges for accounting purposes. Such derivatives include certain contracts that were entered into and closed during the same accounting period and contracts for which there is not sufficient correlation to the related items being economically hedged.

All of these derivatives are recognized in the balance sheets at their fair value. Changes in fair value of derivative instruments that have not been designated as hedges for accounting purposes are recognized in net income as they occur.

Income Taxes

Income taxes are accounted for under the asset and liability method as if the Company were a separate taxpayer during the period that its operations were included as part of a federal consolidated tax return filing group with its parent company. Under this method, deferred tax assets and liabilities of the Company are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. Then, the tax benefit recognized is the largest amount of benefit, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.

Under the separate entity method, the Company is assumed to file a separate return with the taxing authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from its parent. However, since there is no tax-sharing agreement in place between the Company and its parent, any taxes payable or receivable on current taxable income or loss at the end of each reporting date is treated as a capital contribution or dividend.

On June 1, 2014, the Company was re-structured to become treated as a partnership for federal and state income tax purposes. Since income taxes are not provided for partnerships, no income taxes are reflected in the financial statements for operations conducted subsequent to this date. Also, since there is no tax-sharing agreement providing for the payment or refund of income taxes on the date the operations were contributed to the partnership, any remaining current or deferred taxes payable or receivable as of this date are treated as a capital contribution or dividend. Similarly, all liabilities related to uncertain income tax liabilities are treated as capital contributions as of June 1, 2014.

Fair Value Measurements

The Company uses fair value measurements to measure, among other items, purchased assets and derivative contracts. The Company also uses such measurements to assess impairment of properties, equipment and intangible assets. The guidance does not apply to inventory pricing.

We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. Level 3 inputs are unobservable.

Fair Value of Financial Instruments

The carrying amounts recorded for cash, accounts receivable, certain other current assets, accounts payable, and accrued expenses and other current liabilities in the consolidated and combined financial statements approximate fair value because of the short-term maturity of the instruments.

3. Inventories:

Inventories consisted of the following:

	December 31, 2014	December 31, 2013
Refined distillate	$99	$153
Refined gasoline	158	294
Other refined products	19	19
Total inventories	$276	$466

As a result of declining commodity prices and increases in costs of goods sold, the Company recorded write downs to fuel inventory in the amounts of $176 and $70 million for the years ended December 31, 2014 and 2013, respectively. The total carrying value of the Company’s fuel inventories was less than average cost by approximately $24 million at December 31,2014. The total carrying amount of the Company’s fuel inventories approximated average cost at December 31, 2013.

4. Property, Plant and Equipment:

Property, plant and equipment consisted of the following:

	December 31, 2014	December 31, 2013
Land	$198	$198
Buildings and improvements (useful lives of 2 - 45 years)	148	121
Equipment (useful lives of 2 - 20 years)	59	57
Construction work-in-process	36	26
	441	402
Less—Accumulated depreciation	(46)	(24)
Property, plant and equipment, net	$395	$378

Total depreciation expense on property, plant and equipment included in depreciation and amortization consisted of the following:

	Years Ended December 31,
	2014	2013
Reported in depreciation and amortization	$26	$25

5. Intangible Assets, Net:

The Company has finite-lived intangible assets that are amortized over the respective lives of the agreement or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Intangible assets consisted of the following:

	December 31, 2014		December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Customer relationships, contracts and agreements (5 to 11 years)	$257	$(71)	$237	$(47)
Total amortizable intangible assets	$257	$(71)	$237	$(47)
Total intangible assets	$257	$(71)	$237	$(47)

Total amortization expense on finite-lived intangibles included in depreciation and amortization consisted of the following:

	Years Ended December 31,
	2014	2013
Reported in depreciation and amortization	$26	$23

Amortization of intangibles included in depreciation and amortization is estimated for the next five years to be:

Years Ending December 31:
2015	$26
2016	26
2017	26
2018	26
2019	26

6. Accrued and Other Current Liabilities:

Accrued and other current liabilities consisted of the following:

	December 31, 2014	December 31, 2013
Customer advances and deposits	$20	$20
Accrued capital expenditures	16	16
Accrued wages and benefits	8	10
Taxes payable other than income taxes	104	93
Price risk management	7	3
Other	38	47
Total accrued and other current liabilities	$193	$189

7. Income Taxes

The components of the federal and state income tax expense (benefit) were summarized as follows:

	Years Ended December 31,
	2014	2013
Current expense (benefit):
Federal	$28	$60
State	5	15
Total	33	75
Deferred expense (benefit):
Federal	$10	$(7)
State	2	(2)
Total	12	(9)
Total income tax expense	$45	$66

A reconciliation of income tax expense (benefit) at the U.S. statutory rate to the income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2014 and 2013 is as follows:

	Years Ended December 31,
	2014	2013
Income tax expense (benefit) at US statutory rate of 35%	$29	$71
Increase (reduction) in income taxes resulting from:
State income taxes (net of federal income tax effects)	4	8
Domestic manufacturing deduction	(1)	(4)
Biodiesel blending credit	9	(9)
Losses accruing no tax benefit	4	—
Income tax expense	$45	$66

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The table below summarizes the principal components of the deferred tax assets (liabilities) as follows:

	December 31, 2014	December 31, 2013
Deferred income tax assets:
Provision for losses	$—	$14
Valuation allowance	—	—
Net deferred income tax assets	—	14
Deferred income tax liabilities:
Property, plant, and equipment	—	114
Inventories	—	142
Intangible assets	—	54
Total deferred income tax liabilities	—	310
Net deferred income tax liabilities	—	296
Less: current portion of deferred income tax liabilities, net	—	128
Non-current portion of deferred income tax liabilities, net	$—	$168

The following table sets forth the changes in unrecognized tax benefits:

	December 31, 2014	December 31, 2013
Balance at beginning of year	$371	$—
Additions attributable to tax positions taken in the current year	—	371
Reductions attributable to tax positions taken in prior years	(371)	—
Balance at end of year	$—	$371

The Company has historically included certain government incentive payments as taxable income on its federal and state income tax returns. In connection with the Company’s 2004 through 2011 open statute years, its parent has proposed to the IRS that these government incentive payments be excluded from federal taxable income. If the Company’s parent is fully successful with its claims, it will receive tax refunds of approximately $371 million. However, due to the uncertainty surrounding the claims, a reserve of $371 million was established for the full amount of the claims. Due to the timing of the expected settlement of the claims and the related reserve, the receivable and the reserve for this issue have been netted in the financial statements as of December 31, 2013. However, since there is no tax sharing agreement in place between the Company and its parent, if the claim is successful, the Company will have no claim to any refunds, and accordingly both the refund receivable and the reserve liability were treated as capital contributions as of June 1, 2014 upon the re-structuring of the Company as a partnership for federal and state income tax purposes.

Our policy is to accrue interest expense and penalties on income tax underpayments (overpayments) as a component of income tax expense. During 2014, we did not recognize any interest or penalties due to the offsetting nature of the issue as described above.

The Company’s parent has been examined by the IRS for tax years through 2012. However, statutes remain open for tax years 2007 and forward due to carryback of net operating losses and/or claims regarding government incentive payments discussed above. All other issues are resolved. Though we believe the tax years are closed by statute, tax years 2004 through 2006 are impacted by the carryback of net operating losses and under certain circumstances may be impacted by adjustments for government incentive payments. As discussed above, the Company has no obligations to or claims against its parent as with respect to any audit adjustments resulting from audit since there is no tax-sharing agreement in place.

The Company’s parent also has various state and local income tax returns in the process of examination or administrative appeal in various jurisdictions. We believe the appropriate accruals or unrecognized tax benefits have been recorded for any potential assessment with respect to these examinations for the period represented in these financial statements. However, as described above, the Company has no obligations to or claims against its parent as with respect to any audit adjustments resulting from audit since there is no tax-sharing agreement in place.

Pursuant to the treatment of taxes accrued on current earnings under the separate entity method, $75 million and $33 million were contributed to capital at the end of 2013 and at June 1, 2014, to extinguish the current tax liabilities. This was recorded as a non-cash contribution to equity.

As a result of the restructuring on June 1, 2014, there was an extinguishment of outstanding deferred taxes and uncertain tax liabilities in the amount of $309 million. This was recorded as a non-cash contribution to equity.

8. Related Party Transactions:

The Company is a party to supply agreements with Sunoco LP, formerly Susser Petroleum Partners, LP, and Mid-Atlantic Convenience Store, LLC. Both entities are consolidated subsidiaries of ETP. The terms of the supply agreements are generally the same terms that would be available to unrelated third parties. Receivables to the Company under these agreements are included in accounts receivable, affiliated companies in our consolidated and combined balance sheets. Sales under these agreements are included in sales to affiliates in our consolidated and combined statements of comprehensive income.

The Company is also a party to a supply agreement with Philadelphia Energy Solutions (“PES”). Sunoco owns a 33% non-operating noncontrolling interest in PES. The terms of the supply agreement are generally the same terms that would be available to unrelated third parties. Payables to PES under these agreements are included in accounts payable, affiliated companies in our consolidated and combined balance sheets. Purchases under these agreements are included in purchases from affiliates in our consolidated and combined statements of comprehensive income.

We are party to various agreements with Sunoco Logistics L.P. for pipeline, terminalling and storage services. We also have agreements for the purchase and sale of fuel. Receivables and payables under these agreements are included in accounts receivable from and accounts payable to affiliated companies. Purchases and sales under these agreements are included in purchases from and sales to affiliates. The terms of these agreements are generally the same terms that would be available to unrelated third parties.

The Company is party to a supply agreement with Sunoco. Under this agreement, the Company is the exclusive distributor of motor fuel to Sunoco’s existing convenience stores. Pursuant to the agreement, pricing is cost plus a fixed margin of four cents per gallon. Sales under this agreement are included in sales to affiliates. There are generally no receivables under this agreement.

The Company has a treasury services agreement with Sunoco. Pursuant to this agreement, the Company participates in Sunoco’s centralized cash management program. Under this program, all of the Company’s cash receipts and cash disbursements are processed, together with those of Sunoco and its other subsidiaries, through Sunoco’s cash accounts with a corresponding credit or charge to the affiliated account.

9. Leases:

We have certain non-cancelable leases for property and equipment, which require fixed monthly rental payments and expire at various dates through 2056. The table below reflects rental expense under these operating leases included in operating expenses in the accompanying consolidated and combined statements of comprehensive income and rental expense recovered through related sublease rental income:

	Years Ended December 31,
	2014	2013
Rental expense	$28	$29
Less: Sublease rental income	(13)	(10)
Rental expense, net	$15	$19

Future minimum lease commitments for such leases are:

Years Ending December 31:
2015	$26
2016	13
2017	11
2018	11
2019	10
Thereafter	113
Future minimum lease commitments	184
Less: Sublease rental income	(16)
Net future minimum lease commitments	$168

10. Subsequent Events

Subsequent events have been evaluated through March 16, 2015, the date the consolidated and combined financial statements were available to be issued.